Exhibit 99.1

Majesco Entertainment Announces 1-for-6 Reverse Stock Split

SOUTH PLAINFIELD, NJ – (Marketwired – July 29, 2016) – Majesco Entertainment Company (NASDAQ: COOL) (“Majesco”, or the “Company”), an innovative provider of downloadable games for the mass market, today announced the Company has approved a 1-for-6 reverse split of its issued and outstanding common stock. The reverse stock split will be effective with The NASDAQ Capital Market ("NASDAQ") at the open of business on August 1, 2016. The par value and other terms of Company's common stock were not affected by the reverse stock split. Majesco's common stock will begin trading on The NASDAQ Capital Market on a split-adjusted basis when the market opens on Monday, August 1, 2016.

At the effective time of the reverse stock split, every six shares of Majesco's issued and outstanding common stock will be converted automatically into one issued and outstanding share of common stock, without any change in par value. The reverse stock split will reduce the number of shares of Majesco's common stock outstanding from approximately 16.65 million to approximately 2.775 million. In addition, the reverse stock split will effect a proportionate adjustment to the per share exercise price and the number of shares issuable upon the exercise or settlement of all outstanding options and warrants to purchase or acquire shares of Majesco's common stock, and the number of shares reserved for issuance pursuant to Majesco's existing equity incentive compensation plans were reduced proportionately. The reverse stock split also effected a proportionate adjustment to the conversion price and number of shares of common stock issuable upon the conversion of all outstanding shares of convertible preferred stock. The number of authorized shares of the Company's common and preferred stock was not affected by the reverse stock split.

No fractional shares will be issued as a result of the reverse stock split, and stockholders who otherwise would be entitled to a fractional share will receive, in lieu thereof, a cash payment based on the closing sale price of the Majesco's common stock as reported today on the NASDAQ Capital Market. The Company's transfer agent, Equity Stock Transfer LLC, is acting as exchange agent for the reverse stock split. Equity Stock Transfer will provide instructions to stockholders of record regarding the process for exchanging shares.

The common stock will continue to be reported on the NASDAQ Capital Market under the symbol "COOL," and the new CUSIP number for the company's common stock following the reverse stock split is 560690406.

About Majesco Entertainment Company

Majesco Entertainment Company is an innovative developer, marketer, publisher and distributor of interactive entertainment for consumers around the world. Building on more than 25 years of operating history, Majesco develops and publishes a wide range of video games on digital networks through its Midnight City label. Majesco is headquartered in Plainfield, New Jersey, and its shares are traded on The Nasdaq Capital Market under the symbol: COOL. More info can be found online at majescoent.com or on Twitter at twitter.com/majesco.

Forward-Looking Statements

Certain statements contained in this release are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Forward looking statements contained in this release relate to, among other things, the Company’s ongoing compliance with the requirements of The NASDAQ Stock Market and the Company’s ability to maintain the closing bid price requirements of The NASDAQ Stock Market on a post reverse split basis.   They are generally identified by words such as "believes," "may," "expects," "anticipates," "should'" and similar expressions. Readers should not place undue reliance on such forward-looking statements, which are based upon the Company's beliefs and assumptions as of the date of this release. The Company's actual results could differ materially due to risk factors and other items described in more detail in the "Risk Factors" section of the Company's Annual Reports filed with the SEC (copies of which may be obtained at www.sec.gov). Subsequent events and developments may cause these forward-looking statements to change. The Company specifically disclaims any obligation or intention to update or revise these forward-looking statements as a result of changed events or circumstances that occur after the date of this release, except as required by applicable law.